                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                               Egghead.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  682838-10-7
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                      n/a
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [_]   Rule 13d-1(b)
                     [_]   Rule 13d-1(c)
                     [x]   Rule 13d-1(d)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -----------------------
  CUSIP NO.  682838-10-7         SCHEDULE 13G           Page  2  of  4  Pages
           -------------                                    -----  -----
-------------------------                              -----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Razi Mohiuddin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
 2                                                                     (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,658,715

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,658,715

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,673,715*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X]
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
* See footnote on page 3

                                  SCHEDULE 13G

------------------------                                 -----------------------
CUSIP No.  682838-10-7                                    Page  3  of  4  Pages
           ------------                                       -----  -----
------------------------                                 -----------------------

Item 1.
          (a)  Name of Issuer:
               --------------
               Egghead.com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               1350 Willow Road, Menlo Park, CA 94025

Item 2.

          (a)  Name of Person Filing:
               ---------------------
               Razi Mohiuddin

          (b)  Address of Principal Business Office:
               ------------------------------------
               1953 Landings Drive, Mountain View, California  94043

          (c)  Citizenship:
               -----------------------------
               U.S.A.

          (d)  Title of Class of Securities:
               -----------------------------
               Common Stock

          (e)  CUSIP Number:
               -----------------------------
               682838-10-7

Item 3.   Not applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned:                                         1,673,715*
               --------------------------

          (b)  Percent of Class:                                                  4.5%
               -----------------------------

          * Represents 1,658,715 held of record by Mr. Mohiuddin and 15,000 shares held of record by the Momin Foundation, of which Mr.
               Mohiuddin is the trustee. Excludes 150,000 shares held of record by the Mohiuddin Children's Trust, of which Ali Ansar and Tanveer
               Fatima, the brother and sister-in-law of Mr. Mohiuddin, are co-trustees. Mr. Mohiuddin disclaims beneficial ownership of shares held by the Mohiuddin Children's Trust.

          (c)  Number of shares as to which such person has:
               --------------------------------------------

               (i)    sole power to vote or direct the vote:                      1,658,715

               (ii)   shared power to vote or direct the vote:                    -0-

               (iii)  sole power to dispose or to direct the disposition of:      1,658,715

               (iv)   shared power to dispose or to direct the disposition of:    -0-



                                 SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No. 682838-10-7                                     Page  4  of  4  Pages
         ------------                                         -----  -----
----------------------                                   ----------------------

Item 5.   Ownership of Five Percent or Less of a Class.

          [X] This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of Egghead.com common stock.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2000             By:  /s/ Razi Mohiuddin
                                           ----------------------
                                           Razi Mohiuddin